UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report: May 15, 2014

(Date of earliest event reported)

eGAIN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35314	77-0466366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

1252 Borregas Avenue, Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 636-4500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 14, 2014, eGain Corporation (the “Company”) entered into the First Amendment to Lease (the “Amendment”) with D.R. Stephens Industrial Partners, LLC, Successor in Interest to DeGuigne Ventures, LLC (the “D.R. Stephens”), which amends the Lease Agreement (the “Lease”) entered into by the Company and D.R. Stephens on June 1, 2011. The Company entered into the Amendment with D. R. Stephens to lease additional space in the current premises and extend the term of the Lease. Under the Amendment, the additional premises leased will be approximately 21,901 square feet. The initial base rent for the additional space will be approximately $47,087.15 per month plus the management fee of three percent of the gross rent.

The term of the additional space commences on August 5, 2015, and is scheduled to expire on March 31, 2022. The Company will receive rent abatement for the first four months of occupancy for the additional space. The Amendment also extends the Lease of the original space from December 1, 2016 through March 31, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

On May 14, 2014, the Company entered into a lease agreement with D.R. Stephens for the Company’s office and legal related facilities in Sunnyvale, California. See Item 1.01 above for a description of the terms of the lease agreement, which description is incorporated by reference herein.

EXHIBIT NO.	DESCRIPTION
10.1	First Amendment to Lease Agreement between eGain Corporation and D.R. Stephens Industrial Partners, LLC dated as of May 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2014	eGAIN COMMUNICATIONS CORPORATION
	By:	/s/ Eric N. Smit
Eric N. Smit
Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)